Filed Pursuant to Rule 424(b)(3)
File Number 333-136457

PROSPECTUS SUPPLEMENT NO. 5

to Prospectus dated October 31, 2006

(Registration Nos. 333-127938, 333-130577, 333-136457)

MICROMED CARDIOVASCULAR, INC.

This Prospectus Supplement No. 5 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006, Prospectus Supplement No. 2 dated March 19, 2007, Prospectus Supplement No. 3 dated May 1, 2007 and Prospectus Supplement No. 4 dated May 15, 2007. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 5 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4.

This Prospectus Supplement No. 4 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).

•	Current Report on Form 8-K filed with the SEC on May 25, 2007.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 5 is May 25, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51487	98-0228169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 Interchange Drive Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 838-9210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.; Compensatory Arrangements of Certain Officers.

As previously reported, effective April 25, 2007, the Board of Directors appointed Robert Benkowski as Chief Executive Officer of MicroMed Cardiovascular, Inc. (“MicroMed”) to replace Mr. Clifford zur Nieden, who had been serving as interim CEO since September 2006. Mr. zur Nieden will continue in his role as Chairman of the Board of Directors.

On May 23, 2007, MicroMed entered into an amended and restated employment agreement with Mr. Benkowski to reflect his additional responsibilities. Under the terms of the agreement, Mr. Benkowski is employed for a one-year term at an annual salary of $250,000. Under the terms of the agreement, Mr. Benkowski received a signing bonus of $75,000 and is eligible to receive additional performance bonuses as are determined by MicroMed’s Board of Directors. In addition and subject to the approval of MicroMed’s Board of Directors and its shareholders, Mr. Benkowski will receive an option to purchase 600,000 shares of MicroMed common stock and, in the event of a change in control (as defined in the agreement), an option to purchase 1,000,000 shares of MicroMed common stock. All such options will be issued at the then fair market value on the grant date. The agreement also provides that if Mr. Benkowski is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), Mr. Benkowski will be entitled to receive his then-current annual salary, up to two times the current annual compensation limit in effect under the Internal Revenue Code. The agreement will be renewed automatically for successive one-year terms unless either party provides six-months’ notice of its intent not to renew the agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.

Date: March 25, 2007	By:	Robert J. Benkowski
Robert J. Benkowski
Chief Executive Officer
(Duly Appointed Officer)

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